Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-296256 and 333-65556 of Bread Financial Holdings, Inc. on Form S-8 of our report dated June 10, 2026, with respect to the financial statements and supplemental schedules of the Bread Financial 401(k) Plan included in this Annual Report on Form 11-K for the year ended December 31, 2025.

/s/ Ary Roepcke Mulchaey, P.C.

Columbus, Ohio
June 10, 2026